                                                                   EXHIBIT 10.15

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of July 1, 1999 by and among SEQUOIA SOFTWARE CORPORATION, a Maryland corporation (the "Buyer"), RADIAN SYSTEMS, INC., a Delaware corporation (the "Company"), the sole holder of all the Company's Class A Common Stock (voting) par value $.01 per share ("Common Stock"), RADIAN, INC., a Delaware corporation (the "Seller"), Timothy B. Fleischer ("Fleischer") and Kenneth E. Tighe ("Tighe," Fleischer and Tighe are sometimes collectively referred to herein as the "Selling Stockholders"). Buyer, the Company, the Selling Stockholders and Seller are referred to collectively herein as the "Parties" and individually herein as a "Party."

     WHEREAS, Seller owns all of the shares of Common Stock issued and outstanding; and

     WHEREAS, Seller and Buyer wish to enter into this Agreement which sets forth the terms and conditions upon which Buyer agrees to purchase from Seller, on the Closing Date (as defined herein), all of the issued and outstanding shares of Common Stock (the "Stock") and Seller agree to sell to Buyer for the consideration stated herein all of the Stock.

     NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants herein contained, the Parties, intending to be legally bound, agree as follows.

                                   ARTICLE I
              PURCHASE OF STOCK; REDEMPTION OF OPTIONS & WARRANTS

     1.1  TRANSACTION GENERALLY.

          Subject to and in accordance with the terms and conditions hereinafter set forth, at the Closing, Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase from Seller, all of the Stock.

     1.2  PURCHASE PRICE.

          (a) The aggregate purchase price for the transactions contemplated herein (the "Purchase Price"), shall be paid to Seller by delivery at the Closing of (i) the Buyer's promissory note in the aggregate principal amount of $977,500 substantially in the form of Exhibit A attached hereto (the "Purchase Note") and (ii) certificates representing 5,516,000 shares of the Buyer's common stock in the name of Seller and certificates representing 84,000 shares of the Buyer's common stock in the name of Stephen F. Martin ("Martin") (collectively, the "Purchase Stock").

          (b) Immediately upon receipt of the Purchase Note and the Purchase Stock, Seller shall deposit the Escrow Amount (as defined herein) with the Escrow Agent (as defined herein) in accordance with the terms of Section 1.4 below.

     1.3  CLOSING.

          (a) Subject to the terms and conditions of this Agreement and subject further to all of the closing conditions set forth in this Agreement having been satisfied or waived, the closing for the sale and purchase of the Stock contemplated hereby (the "Closing") shall take place at 10:00 a.m., Baltimore, Maryland time, on or before July 1, 1999 (the "Closing Date"), at the offices of Piper & Marbury L.L.P., 36 South Charles Street, Baltimore, Maryland, or at such other time, date or place as the parties may mutually agree upon in writing.

          (b) At the Closing, the Company and Seller will pay any costs required to be paid by them hereunder and will deliver to Buyer the following:

               (i)  all original stock certificates evidencing the Stock;

               (ii) an endorsement on each stock certificate evidencing the Stock or separate stock powers duly executed in blank;

               (iii) good standing certificates of the Company issued by each of the Secretary of the Commonwealth of Virginia and Secretary of State of the State of Delaware, as of a recent date prior to the Closing Date, certifying that the Company is in good standing in such jurisdiction;

               (iv) duly executed resignations of each of the directors and officers of the Company;

               (v)  to the Escrow Agent, the Escrow Amount in accordance with
Section 1.4 hereof and to the Buyer, the Escrow Agreement;

               (vi) a Non-Competition Agreement reasonably acceptable to Buyer and Fleischer, duly executed by Fleischer (the "Non-Competition Agreement");

               (vii) an Employment Agreement reasonably acceptable to Buyer and Tighe, duly executed by Tighe (the "Employment Agreement");

               (viii) the Ninth Amendment to Lease and Partial Assignment and Assumption Agreement, duly executed by Buyer and Seller; and

               (ix) such other documents and instruments as may be required to consummate the transactions contemplated hereunder.

          (c) At the Closing, Buyer will pay any costs required to be paid by Buyer hereunder and will deliver to Seller the following:

               (i)  the Purchase Price in accordance with Section 1.2 hereof;

               (ii) a good standing certificate of Buyer issued by the Maryland State Department of Assessments and Taxation, as of a recent date prior to the Closing Date, certifying that Buyer is in good standing in the State of Maryland;

               (iii) to the Escrow Agent, the Escrow Amount in accordance with
Section 1.4 hereof and to the Buyer, the Escrow Agreement;

               (iv) a Non-Competition Agreement reasonably acceptable to Buyer and Fleischer, duly executed by Fleischer (the "Non-Competition Agreement");

               (v) an Employment Agreement reasonably acceptable to Buyer and Tighe, duly executed by Tighe (the "Employment Agreement");

               (vi) to each of Seller, Fleischer, Tighe and Martin, a Security Agreement reasonably acceptable to the parties thereto;

               (vii) to Seller, an assumption of obligations with respect to a certain real property lease and certain equipment used by the Company which is subject to one or more equipment leases entered into partially for the benefit of the Company, which assumption shall be in a form reasonably acceptable to Buyer, Seller and the Company;

               (viii) the Ninth Amendment to Lease and Partial Assignment and Assumption Agreement, duly executed by Buyer and Seller; and

               (ix) such other documents and instruments to such persons as may be required to consummate the transactions contemplated hereunder.

     1.4  ESCROW AGREEMENT.

          On or before the Closing Date, Buyer, the Seller and Piper & Marbury, L.L.P. (the "Escrow Agent") shall enter into an escrow agreement in a form reasonably acceptable to the Parties (the "Escrow Agreement"), pursuant to which, among other things, upon the Closing, Seller shall deposit with the Escrow Agent 5,516,000 shares of the Purchase Stock (the "Escrow Amount"). The Escrow Amount shall be beneficially owned by Seller and may be transferred by Seller to the Selling Stockholders at any time after Closing but in any event shall be available to compensate Buyer pursuant to the indemnification and reimbursement obligations of Seller and Selling Stockholders. Payments to Buyer and releases to Seller or the Selling Stockholders of any or all of the Escrow Amount pursuant to Article VIII shall be made by the Escrow Agent as and when provided pursuant to the Escrow Agreement.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company, Seller, Fleischer and Tighe jointly and severally represent and warrant (except with respect to (i) Section 2.2(b), in which case the Seller represents and warrants as to itself only and (ii) Section 2.4, in which case Seller and Martin (as defined below) each represent and warrant as to itself or himself, as the case may be, only) to Buyer that, as of the date hereof, the statements contained in this Article II are true and correct, except as set forth in the letter provided by the Seller and the Company to Buyer which is attached hereto (the "Disclosure Letter").

     2.1  ORGANIZATION, QUALIFICATION AND CORPORATE POWER.

     The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. The Company has the corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof (hereinafter "Charter" and "By-laws," respectively). The Company is not in default under or in violation of any provision of its Charter or By-laws, each as amended to date.

     2.2  CAPITALIZATION.

          (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 10,000,000 shares of Common Stock, of which 9,000,000 shares are issued and outstanding and no shares are held in the treasury of the Company, (ii) 25,000 shares of Class B Common Stock (non-voting), par value $.01 per share (the "Class B Common Stock"), of which no shares are issued and outstanding, and (iii) 25,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock") of which no shares are issued and outstanding.
Section 2.2 of the Disclosure Letter sets forth a complete and accurate list of
(i) the sole stockholder of the Company, indicating the number of shares of Common Stock held by such stockholder, and (ii) all holders of any options and warrants, indicating the number of shares subject to each and the exercise price thereof. All outstanding Common Stock, options and warrants are listed in
Section 2.2 of the Disclosure Letter. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no declared or accrued but unpaid dividends with regard to any issued and outstanding Common Stock. The holder of all the issued and outstanding shares of Common Stock has no reasonable basis for asserting rights to rescind the purchase of any such shares. Other than as set forth in Section 2.2 of the Disclosure Letter, there are no outstanding options, warrants, rights, calls, convertible instruments, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its equity securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act (as defined herein), of any shares of Common Stock or otherwise between or among the Company and any of its stockholders and/or between or among any of the Company's stockholders. All of the issued and outstanding shares of Common Stock were issued in material compliance with applicable federal and state securities laws.

          (b) The Seller has good and valid title to the Stock, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances of any kind. No person or entity (other than Seller with respect to the Stock) has any power or right, whether or not shared with any other person or entity, to dispose of or direct the disposition of any Company securities or vote or direct the voting of any Company securities. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to the Stock, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances of any kind.

     2.3  AUTHORIZATION OF TRANSACTION; COMPANY ACTION.

          The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and Seller, and assuming the due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of the Company and Seller, enforceable against the Company and Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     2.4  ACQUISITION OF STOCK FOR INVESTMENT PURPOSES.

          Each of Seller and Martin is acquiring the Purchase Stock for investment purposes only and with no view to the distribution thereof. The foregoing sentence, however, shall not prohibit or restrict Seller's right to dividend or otherwise transfer, in compliance with applicable securities laws, the Purchase Stock to Seller's sole shareholders, Fleischer and Tighe, or to compensate any professional engaged by Seller in connection with this Agreement. Seller and Martin each recognize that (i) the Purchase Stock will not be registered under the Securities Act of 1933, as amended, (ii) no market currently exists for any of Buyer's securities, (iii) no such market is expected to develop in the foreseeable future and (iv) Seller and Martin will have to hold the Purchase Stock indefinitely.

     2.5  NONCONTRAVENTION.

     Except as provided in Section 2.5 of the Disclosure Letter, neither the execution and delivery of this Agreement by the Company or Seller, nor the consummation by the Company and Seller of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Charter or By-laws of the Company, (b) require on the part of the Company and/or Seller any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license or sublicense (including, without limitation, the agreements listed in Sections 2.13, 2.14 and 2.15 of the Disclosure Letter), or any franchise, registration or permit (including, without limitation, the permits listed in Section 2.22 of the Disclosure Letter), or any instrument of indebtedness or any indenture, mortgage or other agreement for borrowed money, or any Security Interest (as defined below) or any other arrangement to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or
(e) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice of the Company (including with respect to frequency and amount) ("Ordinary Course of Business") and not material to the Company.

     2.6  SUBSIDIARIES.

     The Company does not have any direct or indirect subsidiaries or any other equity interest in any other firm, corporation, partnership, joint venture, association or other business organization.

     2.7  FINANCIAL STATEMENTS

          (a) The Company has provided to Buyer (i) the audited balance sheet and statements of operations and changes in stockholders' equity for the year ended December 31, 1998 (the "Most Recent Annual Financial Statements") and
(ii) the unaudited balance sheet and statement of operations as of and for the five months ended May 31, 1999 (the "Most Recent Financial Statements" and collectively with the Most Recent Annual Financial Statements, the "Financial Statements"). The Financial Statements are attached to the Disclosure Letter and have been prepared on a consistent basis throughout the periods covered thereby, fairly present the financial condition and results of operations of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company, provided, however, that the Financial Statements do not include footnotes and the Most Recent Financial Statements are subject to normal recurring year-end adjustments (which will not in the aggregate be material). As used elsewhere in this Agreement, "Most Recent Balance Sheet" means the balance sheet dated May 31, 1999 set forth in
Section 2.7 of the Disclosure Letter.

          (b) The Company has advised Buyer of its 1999 projections which include the Company's budget, business plan and expected financial results and has included the projections in Section 2.7(b) of the Disclosure Letter. These projections were provided with due care based on management's most reasonable estimates and assumptions at the time. The Company has no knowledge of any matter specific to the Company's business or relations with its customers that would indicate or imply a material change to these 1999 projections.

     2.8  ABSENCE OF CERTAIN CHANGES.

     Since January 1, 1999, the Company has conducted its business only in the Ordinary Course of Business, and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in any material adverse change in the assets, business, financial condition or results of operations of the Company. In addition, except as specifically contemplated by this Agreement, since January 1, 1999, the Company has not:

               (i) except as disclosed in Section 2.8 of the Disclosure Letter, issued, sold, delivered (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorized the issuance, sale or delivery of, or redeemed or repurchased, any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such stock or other securities;

               (ii) except as disclosed in Section 2.8 of the Disclosure Letter, split, combined or reclassified any shares of its capital stock; declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

               (iii) created, incurred or assumed any debt not reflected on the Most Recent Balance Sheet (including obligations in respect of capital leases); assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity, each except as in the Ordinary Course of Business;

               (iv) except as disclosed in Section 2.8 of the Disclosure Letter, entered into, adopted or amended any Employee Benefit Plan (as defined herein) or any employment or severance agreement or arrangement of the type described in Section 2.19(j) or paid any benefit not required by the terms of any existing Employee Benefit Plan;

               (v) except as disclosed in Section 2.8 of the Disclosure Letter, increased in any manner the compensation or fringe benefits of, or modified the employment terms of, its directors, officers or employees, generally or individually, other than increases and modifications in the Ordinary Course of Business;

               (vi) acquired, sold, leased, encumbered or disposed of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

               (vii) except as disclosed in Section 2.8 of the Disclosure Letter, amended its Charter or By-laws;

               (viii) changed in any material respect its accounting methods, principles or practices;

               (ix) discharged or satisfied any Security Interest or paid any obligation or liability other than in the Ordinary Course of Business;

               (x) mortgaged or pledged any of its property or assets or subject any such assets to any Security Interest;

              (xi)sold, assigned, transferred or licensed any Intellectual Property, other than in the Ordinary Course of Business;

               (xii) made or committed to make any capital expenditure in excess of $10,000 per item or $50,000 in the aggregate;

               (xiii) except as disclosed in Section 2.8 of the Disclosure Letter, entered into any material contract or any material amendment of any material contract to which the Company is a party or by which it is bound;

               (xiv) terminated, taken or omitted to take any action that would constitute a material violation of or material default under, or waive, release or assign any rights under, any material contract to which the Company is a party or by which it is bound;

               (xv) except as disclosed in Section 2.8 of the Disclosure Letter, hired, terminated or discharged any employee or engaged or terminated any consultant;

               (xvi) commenced any litigation;

               (xvii) made or changed any material election in respect of Taxes (as defined herein), adopted or changed any accounting method in respect of Taxes, filed any material Tax Return (as defined herein) or any amendment to a material Tax Return, entered into any closing agreement, settled any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

               (xviii) except as disclosed in Section 2.8 of the Disclosure Letter, agreed or committed to take any of the above-referenced actions.

     2.9  UNDISCLOSED LIABILITIES.

     The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities accrued or reserved against on the Most Recent Balance Sheet, (b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period, (c) contractual or statutory liabilities incurred in the Ordinary Course of Business which would not be required by United States generally accepted accounting principles ("GAAP") to be reflected on a balance sheet and (d) the Professional Costs and
(e) liabilities set forth on Section 2.9 of the Disclosure Letter.

     2.10 TAX MATTERS.

          (a) Each of the Company and Seller has filed all Tax Returns that it was required to file and all such Tax Returns were correct and complete in all material respects. The Company or Seller has paid or will pay all Taxes due on or before the Closing Date, regardless of whether shown on any such Tax Returns, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company or Seller is maintaining reserves adequate for their payment, and which are described in Section 2.10 of the Disclosure Letter. The accrued but unpaid Taxes of the Company for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (other than deferred Taxes) set forth on the Most Recent Balance Sheet. All Taxes attributable to the period January 1, 1999 through the Closing Date are attributable to the conduct by the Company of its operations in the Ordinary Course of Business. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation Seller and any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company. All Taxes that the Company or Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except such as are being contested in good faith by appropriate proceedings (to the extent any such proceedings are required) and with respect to which the Company or Seller is maintaining reserves adequate for their payment and which are described in Section 2.10 of the Disclosure Letter.

               (i) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any amounts of Taxes of another person that the Company is liable to pay by law or otherwise.

               (ii) For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

          (b) The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or Seller which related to the Company. No examination or audit of any Tax Returns of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

          (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Company is subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing agreements.

          (d) The Company is not and has never been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), except as a consolidated subsidiary of Seller.

          (e) No deductions by the Company for severance payments are subject to limitation based on the "golden parachute provisions" of Internal Revenue Code Section 280G.

          (f) Section 2.10(f) of the Disclosure Letter describes the transaction by which the Company distributed the Stock to Seller and the Tax effect thereof. Such transaction has not, and will not, subject the Company or Buyer (as a result of the purchase of the Stock) to any Tax.

     2.11 ASSETS.

          (a) Except for tangible assets leased by the Company, the Company has good and marketable title to all tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except for assets leased by the Company, no asset of the Company (tangible or intangible) is subject to any Security Interest.

          (b) Subject to any reserves set forth in the Most Recent Balance Sheet, the accounts receivable shown on the Most Recent Balance Sheet and accounts receivable incurred since the date of the Most Recent Balance Sheet represent bona fide claims against debtors for sales and other charges, are not subject to discount except for normal cash and immaterial trade discounts and are collectible in full in the Ordinary Course of Business.

     2.12 OWNED REAL PROPERTY.

     The Company does not own any real property.

     2.13 INTELLECTUAL PROPERTY.

          (a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use (free and clear of any liens or encumbrances other than the terms of any such license or other agreement by which the Company has come to possess such legally enforceable rights to use), all issued patents, trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, and all patent rights, trade secrets, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (collectively, "Intellectual Property") that the Company has used to conduct its business as currently conducted.

               (i) Section 2.13(a)(i) of the Disclosure Letter lists all Intellectual Property owned by the Company, including the jurisdictions in which each Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed.

               (ii) Section 2.13(a)(ii) of the Disclosure Letter lists all customers or other third parties that have written licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property rights of the Company, except such licenses, sublicenses or other agreements with end-users that grant non-exclusive rights to use a Company product in accordance with the Company's standard form of end-user license agreement.

               (iii) Section 2.13(a)(iii) of the Disclosure Letter lists all written licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including, without limitation, third party software ("Third Party Intellectual Property") which are used in the business of the Company or which form a part of any existing product or service of the Company; provided, however, that packaged commercially available licensed software programs sold to the public may be excluded from the Third Party Intellectual Property listed in Section 2.13(a)(iii) of the Disclosure Letter but shall be included in the term "Third Party Intellectual Property" for all other purposes of this Agreement.

               (iv) Section 2.13(a)(iv) of the Disclosure Letter lists all material written agreements or other arrangements under which the Company has provided or agreed to provide source code of any Intellectual Property or other product to any third party.

     The Company has made available to Buyer correct and complete copies of any patents, registrations, applications, licenses, sublicenses and agreements, as amended to date, relating to any Intellectual Property. The Company is not a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.13 of the Disclosure Letter under the terms of this Section 2.13(a).

          (b) With respect to each item of Intellectual Property that the Company owns: (i) subject to such rights as have been granted by the Company under license agreements entered into by the Company and listed in Section 2.13 of the Disclosure Letter (copies of which previously have been delivered to Buyer), the Company is the sole and exclusive owner, and possesses all right, title and interest in and to such item and is not obligated to pay any compensation to any other party in respect thereof; and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction. With respect to each item of Third Party Intellectual Property: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to the Company and, to the Company's knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) the Company is not in material breach or material default under, and to the Company's knowledge, no other party is in material breach or material default under, any such license or other agreement and no event has occurred which with notice or lapse of time would constitute a material breach or material default or permit termination, modification or acceleration thereunder; (iii) such item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction or adverse claim to which the Company is a party or has been specifically named, or to the Company's knowledge, subject to any other outstanding judgment, order, decree, stipulation, or injunction; and (iv) no license or other fee is payable upon any transfer or assignment of such license, sublicense or other agreement.

          (c) Except as provided in Section 2.13(c) of the Disclosure letter, the Company (i) has not been served in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property and (ii) has not received any written notice alleging any such claim of infringement or misappropriation. The Company has previously delivered to Buyer correct and complete copies of all such suits, actions or proceedings or written notices to the extent the Company is not prohibited from disclosing the same under any applicable court order. The manufacturing, marketing, licensing or sale of the products or service offerings of the Company do not currently infringe, and have not since the Company's inception, infringed, any Intellectual Property right of any third party; and to the Company's knowledge, the Intellectual Property rights of the Company are not being infringed by activities, products or services of any third party.

          (d) The Company has taken reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and its property rights in, all Intellectual Property. Except as provided in Section 2.13(d) of the Disclosure Letter, all officers, employees and consultants of the Company have executed and delivered to the Company agreements regarding the protection of proprietary information and the assignment to the Company of all Intellectual Property arising from the services performed for the Company. Buyer has received a copy of the form or forms of such agreement and a list of all subject officers, employees and consultants. No current or prior officers, employees or consultants of the Company or Parent claim any ownership interest in any material Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to the Company, or otherwise. All of the Intellectual Property has been developed by employees of or consultants to the Company within the scope of their employment or consulting.

          (e) The Company has the right, title and interest in and to all material software development tools, whether or not entirely developed internally, used by the Company in the development of any of the computer software included in the Intellectual Property.

          (f) As of the date hereof, none of the Company, Seller or Selling Stockholders has any knowledge of, or reason to know of, any defects in the Company's software and/or the products and services provided to the Company's customers, and there are no errors in any documentation, specifications, manuals, user guides, promotional material, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks and other written materials related to, associated with or used or produced in the development of the Company's software and/or the products and services provided to the Company's customers, which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company's products operate in all material respects as represented in the specifications, manuals, user guides, promotional materials and demo disks for such products. The occurrence in or use of dates on or after January 1, 2000 (the "Millennial Dates") by the Company's software and/or products and services currently provided to the Company's customers will not materially adversely affect the performance of the software with respect to date dependent data, computations, output or other functions (including without limitation, calculating, computing and sequencing), and the software will create, sort and generate output data related to or including Millennial Dates without material errors or material omissions, provided, however, in each case, each software or hardware product used in conjunction with the computer software products are also able to create, generate, sort, output and otherwise process Millennial Dates.

          (g) No government funding or university or college facilities were used in the development of the Company's commercially available products and products under development.

     2.14 REAL PROPERTY LEASES.

     Section 2.14 of the Disclosure Letter lists all real property leased or subleased to the Company. The Company has delivered to Buyer correct and complete copies of the leases and subleases (as amended to date) listed in
Section 2.14 of the Disclosure Letter. With respect to each lease and sublease listed in Section 2.14 of the Disclosure Letter:

          (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Company, to the Company's knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, and will continue to be so following the Closing in accordance with the terms thereof as in effect prior to the Closing;

          (b) the Company is not in breach or default under any such lease or sublease in any material respect, to the Company's knowledge no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or material default or permit termination, modification, or acceleration thereunder;

          (c) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

          (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

     2.15 CONTRACTS.

     Section 2.15 of the Disclosure Letter lists the following written arrangements (including without limitation written agreements) to which the Company is a party:

          (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum;

          (b) any written arrangement (or group of related written arrangements) for the licensing or distribution of software, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $10,000 per annum or (iii) in which the Company has granted rights to license, sublicense or copy, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory, has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

          (c) any written arrangement establishing a partnership or joint venture;

          (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than [$10,000] or under which is created (or may be created) a Security Interest on any of its assets, tangible or intangible;

          (e) the form of any written arrangement concerning confidentiality or noncompetition, including a list of all parties to such agreements;

          (f) any written arrangement between the Company and Seller or their affiliates ("Affiliates"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (g) any written arrangement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

          (h) any other written arrangement (or group of related written arrangements) either involving more than $10,000 or not entered into in the Ordinary Course of Business; and

          (i) any other material contract or agreement, as such terms are defined in Regulation S-K promulgated under the Securities Act, to which the Company is a party.

     The Company has delivered or made available to Buyer a correct and complete copy of each written arrangement (or, in the case of confidentiality and/or noncompetition arrangements, the forms of such agreement(s)) (as amended to date) listed in Section 2.15 of the Disclosure Letter. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Company's knowledge, is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing and does not require the consent of any party to the transactions contemplated hereby; and (iii) the Company is not in material breach or material default, to the Company's knowledge, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or material default or permit termination, modification, or acceleration, under the written arrangement. The Company is not a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.15 of the Disclosure Letter under the terms of this Section 2.15.

     2.16 POWERS OF ATTORNEY.

     There are no outstanding powers of attorney executed on behalf of the Company.

     2.17 INSURANCE.

          (a) Section 2.17 of the Disclosure Letter lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.17 of the Disclosure Letter lists each person or entity required to be listed as an additional insured under each such policy. Each such policy is in full force and effect and by its terms and with the payment of the requisite premiums thereon will continue to be in full force and effect through the Closing Date.

          (b) The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) in any material respect under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. Neither the Company nor Seller has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy. The Company is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged.

     2.18 LITIGATION.

          (a) Section 2.18(a) of the Disclosure Letter identifies, and contains a description of, (i) any unsatisfied judgment, order, decree, stipulation or injunction and (ii) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company, any officer, director, employee or agent of the Company is or was (for the period since inception to and including the date hereof) a party or, to the knowledge of the Company, is threatened to be made a party; provided that in respect of officers, directors, employees and agents such disclosure shall only apply to proceedings which relate to the Company. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.18(a) of the Disclosure Letter, if determined adversely to the Company, would reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Section 2.18(b) of the Disclosure Letter identifies any agreement or other document or instrument settling any claim, complaint, action, suit or other proceeding, or a threat of any such claim, complaint, action, suit or other proceeding, against the Company.

          (c) Except as disclosed in Section 2.18(c) of the Disclosure Letter, Seller has no claim against the Company for whatever reason, either as a stockholder or otherwise.

     2.19 EMPLOYEES.

     The Company has provided to Buyer a written list of all employees of the Company, along with the position and the current annual rate of compensation of each such person. Each such employee has entered into a confidentiality/ assignment of inventions agreement with the Company, a form of which has previously been delivered (with copies thereof having been made available) to Buyer. To the Company's knowledge, no employee or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, health and employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company has no obligations under COBRA with respect to any former employees or beneficiaries thereunder that would reasonably be expected to have a Material Adverse Effect on the Company. There are no proceedings pending or, to the knowledge of the Company, threatened, between the Company and its employees, which proceedings would reasonably be expected to have a Material Adverse Effect on the Company. In addition, the Company has provided all employees with all relocation benefits, stock options, bonuses and incentives, and all other compensation that such employee has earned up through, and that were due and payable to such employee on or before, the date of this Agreement.

     2.20 EMPLOYEE BENEFITS.

          (a) Section 2.20(a) of the Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, or any ERISA Affiliate. For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last five plan years for each Employee Benefit Plan, have been delivered to Buyer. Each Employee Benefit Plan has been administered in accordance with its terms in all material respects and each of the Company and the ERISA Affiliates, if any, has met its obligations with respect to such Employee Benefit Plan in all material respects and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder in all material respects.

          (b) There are no investigations to the Company's knowledge by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability.

          (c) Except as provided in Section 2.20(c) of the Disclosure Letter, all the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or increase its cost.

          (d) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (e) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

          (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

          (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would reasonably be expected to subject the Company or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

          (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

          (j) Section 2.20(j) of the Disclosure Letter discloses each: (i) agreement with any director, executive officer or other employee of the Company
(A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.21 ENVIRONMENTAL MATTERS.

          (a) The Company is now and has at all times been in compliance with all applicable Environmental Laws except for such non-compliance that would not have a Material Adverse Effect. There is no pending or, to the Company's knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or toxic or hazardous waste; (ii) air, water and noise pollution;
(iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; and

(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

          (b) There have been no releases of any Materials of Environmental Concern (as hereinafter defined) into the environment at any space leased, operated or controlled by the Company during the time that such space was leased, operated or controlled by the Company and, to the knowledge of the Company, there have been no releases of any Materials of Environmental Concern into the environment at any parcel of real property or any facility during the time when such real property or facility was leased, operated or controlled by the Company. The Company is not aware of any other releases of Materials of Environmental Concern that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

          (c) The Company is not aware of any environmental reports, investigations and audits relating to premises currently or previously leased or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) being issued or conducted during the past five years.

     2.22 LEGAL COMPLIANCE.

     The Company is in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or its business, except where non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company.

     2.23 PERMITS.

     Section 2.23 of the Disclosure Letter sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under applicable export laws or regulations) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any such Permit is threatened, and there is no reasonable basis for believing that any such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

     2.24 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES.

     Except as disclosed in Section 2.24 of the Disclosure Letter, neither Seller nor any Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to the Company. Section 2.24 of the Disclosure Letter describes any transactions or relationships between the Company and Seller and between the Company and any Affiliate thereof.

     2.25 FEES.

     Except as disclosed in Section 2.25 of the Disclosure Letter, the Company has no liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

     2.26 BOOKS AND RECORDS.

     The minute books and other similar records of the Company contain true and complete records of all material actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

     2.27 RESTRICTIONS ON BUSINESS ACTIVITIES.

     There is no agreement, judgment, injunction, order or decree binding upon the Company or its properties (including, without limitation, Intellectual Property) which has or could reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property by the Company or the conduct of any business by the Company.

     2.28 CERTAIN PAYMENTS.

     To the Company's knowledge, neither the Company nor any director, officer, employee or agent of the Company has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     2.29 NO PENDING TRANSACTIONS.

          Except for the transactions contemplated by this Agreement, the Company is not a party to or bound by or the subject of any agreement, undertaking, commitment, negotiation or discussion with another party with respect to any Acquisition Transaction (as defined below). For purposes of this Section, the term "Acquisition Transaction" means any (i) acquisition of all or any material portion of the assets of, or any equity interest in, any corporation, partnership, joint venture, company, organization or other entity,
(ii) sale of all or any material portion of the assets of, or equity interest in, the Company or (iii) any merger, consolidation, business combination (or other similar transaction) involving the Company.

     2.30 DISCLOSURE.

     No representation or warranty by the Company and/or Seller contained in this Agreement, and no statement contained in the Disclosure Letter or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company and/or Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company and Seller as follows:

     3.1  ORGANIZATION.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification.

     3.2  AUTHORIZATION OF TRANSACTION; COMPANY ACTION.

          Buyer has all corporate requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Purchase Stock) by Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer.

This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Company and Seller, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Upon issuance in the manner contemplated by this Agreement, the Purchase Stock will be duly authorized, validly issued, fully paid and non-assessable.

     3.3  NONCONTRAVENTION.

     Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will (a) conflict or violate any provision of the Charter or By-laws of Buyer, (b) require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Buyer is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

     3.4  ACQUISITION OF STOCK FOR INVESTMENT PURPOSES.

     The Buyer is acquiring the Stock for investment purposes only and with no view to the distribution thereof. The Buyer recognizes that, as of the Closing Date, the Stock will not be registered under the Securities Act of 1933, as amended, and no market currently exists for any of the Company's securities.

     3.5  BROKERS' FEES.

     Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.6  LITIGATION.

     There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement.

     3.7  DISCLOSURE.

     No representation or warranty by Buyer contained in this Agreement, and no statement contained in any document, certificate or other instrument delivered to or to be delivered by or on behalf of Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     3.8  CONSISTENCY

     Buyer and Seller agree to report the transactions described in this Agreement for all tax purposes at the share values agreed upon by the Buyer and Seller at Closing.

                                   ARTICLE IV
                                   COVENANTS

     4.1  BEST EFFORTS.

     Each of the Parties shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to fulfill and cause to be fulfilled the respective conditions to Closing contained in this Agreement.

     4.4  NOTICES AND CONSENTS.

     Each of Buyer and the Company shall use commercially reasonable efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to Buyer or the Company, respectively, in connection with the transactions contemplated by this Agreement (including without limitation, with respect to the Company, those listed in Section 2.23 of the Disclosure Letter).

     4.5  OPERATION OF BUSINESS.

     Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company shall conduct its operations only in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the forgoing, prior to the Closing Date, the Company shall not, without the written consent of Buyer, take or agree to take, or otherwise permit to occur, any of the actions set forth or referenced in Section 2.8, except upon the prior written consent of the Buyer.

     4.6  FULL ACCESS.

     The Company shall permit representatives of Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents and personnel, of or pertaining to the Company, subject to compliance with applicable confidentiality obligations of the Company.

     4.7  NOTICE OF BREACHES.

     The Company shall promptly deliver to Buyer written notice of any event or development that would (a) render any statement, representation or warranty of the Company in this Agreement (including the Disclosure Letter) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company or Seller of, or a failure by the Company or Seller to comply with, any agreement or covenant in this Agreement applicable to such party. Buyer shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of Buyer in this Agreement inaccurate or incomplete in any material respect, or
(ii) constitute or result in a breach by Buyer of, or a failure by Buyer to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.8  EXCLUSIVITY.

     The Company and Seller shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) solicit, initiate, engage or participate in or knowingly encourage discussions or negotiations with any person or entity (other than Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of Common Stock, proxy solicitation or other business combination involving the Company or any division of the Company, or (b) provide any non-public information concerning the business, properties or assets of the Company to any person or entity (other than Buyer). The Company shall immediately notify Buyer of, and shall disclose to Buyer all details of, any inquiries, discussions or negotiations of the nature described in the first sentence of this Section 4.8.

     4.9  PRESS RELEASE AND ANNOUNCEMENTS.

     No Party shall issue any press release or make any public disclosure relating to the subject matter of this Agreement without the prior written approval of each other Party.

                                   ARTICLE V
                   CONDITIONS TO CONSUMMATION OF TRANSACTIONS

     5.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS.

     The respective obligations of each Party to consummate the transactions contemplated herein are subject to the satisfaction , or waiver by all such Parties, of the following conditions:

          (a) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated herein or limiting or restricting Buyer's or the Company's conduct or operation of its business after the transactions contemplated herein shall have been issued, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated herein which makes the consummation of the transactions contemplated herein illegal; and

          (b) Buyer, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

     5.2  CONDITIONS TO OBLIGATIONS OF BUYER.

          The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction, or waiver by Buyer, of the following additional conditions:

          (a) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.4, except for any which if not obtained or effected is not reasonably likely to have a Material Adverse Effect on the Company or materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (b) the representations and warranties of Seller and the Company set forth in Article II shall be true and correct when made and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall remain true and correct as of such date;

          (c) the Company and the Seller shall have performed or complied with in all material respects their respective agreements and covenants required to be performed or complied with by them under this Agreement as of or prior to the Closing Date;

          (d) Seller and the Company shall have delivered to Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause (a) (to the extent the Company is a party or is named therein) of Section 5.1 and clauses
(a) through (c) of this Section 5.2 is satisfied in all respects;

          (e) Buyer shall have received from Verner, Liipfert, Bernhard, McPherson and Hand, Chartered, counsel to the Company and the Seller, an opinion substantially in the form set forth as Exhibit B attached hereto, addressed to Buyer and dated as of the Closing Date;

          (f)  Tighe shall have executed the Employment Agreement;

          (g) all actions to be taken by the Company and/or Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby (including, without limitation, the documents to be delivered by the Company and/or Seller pursuant to Section 1.3(b)) shall have been executed by the proper Parties and delivered to Buyer in form and substance reasonably satisfactory to Buyer;

          (h) Seller shall have tendered certificates representing all of the Stock to the Buyer, against delivery by Buyer of the Purchase Price.

     5.3  CONDITIONS TO OBLIGATIONS OF SELLER.

     The obligation of the Company and Seller to consummate the transactions contemplated herein is subject to the satisfaction, or waiver by the Seller, of the following additional conditions:

          (a) Buyer shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.5, except for any which if not obtained or effected would not materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (b) the representations and warranties of Buyer set forth in Article III shall be true and correct when made on the date hereof and shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

          (c) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing Date;

          (d) Buyer shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause (a) (to the extent Buyer is a party or is named therein) of Section 5.1 and clauses (a) through (c) of this Section
5.3 is satisfied in all respects;

          (e) Seller shall have received from Piper & Marbury L.L.P., counsel to Buyer, an opinion substantially in the form set forth as Exhibit C attached hereto, addressed to Seller and dated as of the Closing Date; and

          (f) all actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby (including, without limitation, the documents to be delivered by Buyer pursuant to Section 1.3(c)) shall have been executed by the proper Parties and delivered to Seller in form and substance reasonably satisfactory to Seller; and

          (g) Buyer shall have tendered the Purchase Price (including, without limitation, the Purchase Stock) to Seller, against tender by the Seller of certificates representing all of the Stock.

                                   ARTICLE VI
                                  TERMINATION

     6.1  TERMINATION OF AGREEMENT.

     The Parties may terminate this Agreement prior to the Closing Date as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) Buyer may terminate this Agreement by giving written notice to the Seller in the event that Seller and/or the Company is in material breach of any representation, warranty, or covenant of Seller and/or the Company contained in this Agreement, and such breach is not remedied by Seller and/or the Company within 10 days of delivery of written notice thereof;

          (c) Seller may terminate this Agreement by giving written notice to Buyer in the event that Buyer is in material breach of any representation, warranty, or covenant of Buyer contained in this Agreement, and such breach is not remedied by Buyers within 10 days of delivery of written notice thereof;

          (d) any Party may terminate this Agreement by giving written notice to the other Party if the Closing shall not have occurred on or before July 31, 1999 (provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated herein to be completed on or before such date); or

          (e) by either Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated herein, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired.

     6.2  EFFECT OF TERMINATION.

     In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, written notice thereof shall promptly be given to the other Parties, whereupon this Agreement shall terminate, all further obligations of the Parties hereunder to satisfy the conditions precedent to the Closing shall terminate, and the transactions contemplated hereby shall be abandoned without further action by any of the Parties. Any termination pursuant to Section 6.1 shall be without liability to the Buyer and the Seller, except to the extent that there shall have occurred any willful or intentional breach of this Agreement or any intentional misrepresentation or breach of warranty, as to each of which all legal remedies of the party adversely affected shall survive and be enforceable.

                                  ARTICLE VII
                  POST-CLOSING COVENANTS AND OTHER AGREEMENTS

     7.1  FURTHER ASSURANCES.

          Each Party, at the reasonable request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     7.2  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) Solely for purposes of the indemnification provisions set forth in Article VIII, and subject to the limitations set forth therein, the representations and warranties set forth in this Agreement, shall survive the Closing as follows:

               (i) all representations and warranties in this Agreement (except the representations and warranties in Sections 2.2(a) and (b), 2.10 and 2.18(c)) and the related indemnification obligations of Seller, shall survive the Closing and remain in full force and effect until the second anniversary of the Closing Date;

               (ii) the representations and warranties in Sections 2.2(a) and
(b) and 2.18(c), and the related indemnification obligations of Seller, shall survive the Closing and remain in full force and effect indefinitely; and

               (iii) the representations and warranties in Section 2.10, and the related indemnification obligations of Seller, shall survive the Closing and remain in full force and effect until expiration of the statute of limitations applicable thereto.

          (b) Notwithstanding anything to the contrary set forth herein, (i) any representations and warranties contained in any separate agreement contemplated herein, and the related indemnification obligations of Seller, shall survive the Closing as provided in such separate agreement; and (ii) any claims, actions or suits based upon fraud, willful misconduct or intentional misrepresentation shall continue in full force and effect without limitation until expiration of the statute of limitations applicable thereto.

          (c) If prior to the close of business on the scheduled date for expiration of a particular representation or warranty that is the basis for a claim for indemnity under Article VIII, Seller or Buyer shall have been notified of such claim, then the representation or warranty that is the basis for such claim shall continue to survive and shall remain a basis for indemnity, to the extent of such specific claim only, until such claim is finally resolved or disposed of.

     7.3  COSTS AND EXPENSES.

          Each Party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, consultants and other advisors.

     7.4  TAXES; PREPARATION AND FILING OF RETURNS.

          (a) Subject to the provisions of Section 8.1, Seller shall indemnify Buyer (including the Company) and hold it harmless for, from and against all liability for all Taxes of the Company for any taxable period ending on or before the Closing Date, and the portion of any Straddle Period (as defined herein) which ends on the Closing Date (both a "Pre-Closing Tax Period") to the extent such Taxes exceed accruals and reserves for Taxes (other than deferred taxes) set forth on the Most Recent Balance Sheet. In the case of any Straddle Period, the Taxes of the Company for a Pre-Closing Tax Period shall be computed as if such taxable period ended on and included the Closing Date; provided that all Straddle Period Taxes that are real property Taxes of the Company shall be apportioned between Seller and Buyer in accordance with the principles of
Section 164(d) of the Code. As used in this Agreement, the term "Straddle Period" means any taxable period beginning before and ending after the Closing Date.

          (b) Buyer shall notify Seller in writing upon receipt by Buyer of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Company for which Seller would be required to indemnify Buyer pursuant to the terms of this Agreement, provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent Seller are actually prejudiced by such failure. Seller shall have the sole right to represent the Company's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its cost and expense, provided, however, that Buyer and its representatives shall be permitted, at Buyer's cost and expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, Seller shall not settle, either administratively or after the commencement of litigation, any claim for Taxes without Buyer's consent, which consent shall not be unreasonably withheld.

          (c) Notwithstanding any other provisions of this Agreement to the contrary, Buyer shall pay, or cause to be paid, any and all sales, use, transfer, stamp, value added, real property transfer, recording and similar Taxes required to be paid in connection with the transactions contemplated by this Agreement

          (d) Seller shall prepare or cause to be prepared and file or cause to be filed on a timely basis (in each case, at its own cost and expense) all Tax Returns with respect to the Company for taxable periods ending on or prior to the Closing Date. Such returns shall be prepared in a manner consistent with Seller's past practices and elections and shall be submitted to Buyer no less than thirty (30) days prior to being timely filed for Buyer's review and comment. Seller shall accept and incorporate any Buyer comments that are (i) delivered to Seller in a timely fashion and (ii) not unreasonable or inconsistent with past practices. Seller shall provide Buyer, for Buyer's review and comment, with advance copies of such Tax Returns (including any extensions thereto and reflecting Buyer's comments, if any) as well as copies of filed Tax Returns (including any extensions thereto). Seller shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

          (e) Buyer shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis (in each case at its own cost and expense) all other Tax Returns with respect to the Company. Such returns shall be prepared in a manner consistent with Seller's past practices and elections and shall be submitted (together with a statement calculating Seller's obligations pursuant to this Section) to Seller for Seller's review and comment no less than thirty (30) days prior to being timely filed. Buyer shall accept and incorporate any Seller comments that are (i) delivered to Buyer in a timely fashion and (ii) not unreasonable or inconsistent with past practices. In connection therewith, Seller shall be responsible for and shall pay any Taxes for which Seller has agreed to indemnify Buyer pursuant to the terms of this Agreement to the extent such taxes were not reserved on the books of the Company as of the Closing Date. Buyer shall provide Seller, for Seller's review and comment, with copies of any such Tax Returns, containing Seller's comments, if any, at least twenty days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating Seller' obligation pursuant to this Section. Seller shall pay to Buyer the amount of the obligation within ten days of receiving copies of such Tax Returns unless the parties are unable to agree on the amount of Seller's obligation hereunder in which case such dispute shall be resolved by independent accountants acceptable to both parties whose fees, costs and expenses shall be paid by Buyer and Seller in proportion to each party's respective liability for such Taxes as determined by such accountants. Within five days of such determination, Seller shall pay Buyer the amount of Taxes for which Seller is determined to be liable by such accountants, together with interest on such amount at the Prime Rate from the date on which Seller's payment obligation originally arose.

          (f) After the Closing Date, each of Buyer and Seller shall: (i) timely sign and deliver such certificates and forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described herein; (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing, including giving access, upon reasonable request, to information, records and documents necessary to prepare such Tax Returns (including in the case of Seller, a copy of the Company's tax files used in connection with the Company's preparation of Tax Returns); and (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, Taxes of the Company.

     7.5  INTER-COMPANY BILLING

     Until all business relations between Seller and the Company have ceased, Seller and the Company shall each identify the employees of such Party who perform services for the other party and shall establish a billing rate for each such employee. Each of the Seller and the Company shall record the time of each such employee in the cost accounting records of the company responsible for paying such employee and shall bill the other Party monthly for the work performed, using the billing rate established in accordance with this Section 4.2.

     7.6  SENIORITY OF PURCHASE NOTE.

     At the Closing, the Purchase Note will be subordinate to the interests of Silicon Valley Bank (the "Bank") pursuant to the terms of the Subordination Agreement by and among the Seller, the Selling Stockholders and the Bank (the "Subordination Agreement"). If, at December 15, 1999, the Purchase Note has not been paid in full and discharged, Buyer shall (i) discharge its obligations to the Bank such that (A) the Subordination Agreement shall terminate and have no further effect on the Purchase Note and (B) the holder of the Purchase Note shall be first in priority with respect to both the security interest in all collateral described in the Security Agreement and payment of the obligations evidenced by the Purchase Note and (ii) pay to Seller on or before December 15, 1999, the lesser of (A) Seller's tax liabilities incurred directly from this Agreement and the transactions contemplated hereby (including, without limitation, any conveyance of Seller's Purchase Stock to either or both of Fleischer and Tighe) and (B) One Million Five Hundred Thousand Dollars ($1,500,000). Notwithstanding anything to the contrary contained herein or elsewhere, this provision shall survive Closing and shall continue in effect until the Purchase Note is duly paid.

                                  ARTICLE VIII
                                INDEMNIFICATION

     8.1  INDEMNIFICATION; LIMITATIONS ON INDEMNIFICATION.

          (a) Seller and the Selling Stockholders, jointly and severally as to Seller and Selling Stockholders, and jointly and severally among the Selling Stockholders, will indemnify and hold harmless Buyer and the Company and their respective officers, directors, agents and employees, and each person, if any, who controls or may control Buyer or the Company within the meaning of the Securities Act (hereinafter referred individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation reasonable legal fees, net of any recoveries under existing insurance policies, Tax benefit received by Buyer or its affiliates as a result of such damages, indemnities from third parties or in the case of third party claims, by any amount actually recovered by Buyer or its affiliates pursuant to counterclaims made by any of them directly relating to the facts giving rise to such third party claims (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Company and/or Seller in this Agreement.

          (b) No Indemnified Person shall be entitled to indemnification under this Article VIII from and against any and all Damages until the aggregate amount of such Damages incurred by all Indemnified Persons exceeds $100,000, in which event such Indemnified Person shall be entitled to indemnification only for the amount of all such Damages in excess of $100,000 in the aggregate. Notwithstanding anything to the contrary set forth herein, the aggregate indemnification obligations hereunder shall not exceed $5,000,000, and any individual liability of the Selling Stockholders shall be satisfied solely against the Escrow Amount without further personal liability hereunder. Notwithstanding anything to the contrary set forth herein, the above-referenced maximum and minimum limitations on indemnification liability hereunder shall not be applicable to any indemnification and/or reimbursement obligations pursuant to Section 7.3 (and any claims or payments made pursuant to Section
7.3 shall not be aggregated with other claims for purposes of the preceding sentence).

          (c) Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall limit the liability of any Party in connection with any claims, actions or suits based upon fraud, willful misconduct or intentional misrepresentation.

     8.2  INDEMNIFICATION BY BUYER.

     Buyer will indemnify and hold harmless Seller and Seller's officers, directors, agents and employees (hereinafter referred individually as an "Seller Indemnified Person" and collectively as "Seller Indemnified Persons") from and against, and will pay to indemnify Seller Indemnified Persons the amount of any Damages (as such term is defined in Section 8.1, substituting the term "Seller" for "Buyer" in such definition) arising out of misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by the Buyer in this Agreement.

     8.3  CLAIMS GENERALLY.

     (a) If at any time an indemnified party is entitled to indemnification under Article VIII or shall become aware of any state of facts that have resulted or may result in a claim for Damages, and if Buyer is the Indemnified Person and the Escrow Amount is still being held by the Escrow Agent pursuant to the Escrow Agreement, the indemnified party shall give written notice to Seller pursuant to and otherwise follow the procedures set forth in the Escrow Agreement. If at any time an Indemnified Person is entitled to indemnification under Article VIII or shall become aware of any state of facts that have resulted or may result in a claim other than against the Escrow Amount, the Indemnified Person shall then follow the procedures set forth in (b) through
(e) below.

     (b) Upon becoming aware of any state of facts that have resulted or may result in a claim, the Indemnified Person shall promptly give written notice (a "Notice of Claim") to the party obligated to provide indemnification (the "Indemnitor") of the discovery of such potential or actual claim. The Notice of Claim shall set forth (A) a description of the nature of the potential or actual claim, specifying in reasonable detail the nature of the misrepresentation, breach of warranty or other claim to which such item is related, and (B) the total amount of Damages anticipated (if known) specifying in reasonable detail the individual items of such Damages included in the amount so stated (including any costs or expenses which have been or may be reasonably incurred in connection therewith), the date each such item was paid, or properly accrued or arose. Except for a failure to deliver a Notice of Claim within the applicable survival periods as provided under Section 7.2, the Indemnified Person's failure to give prompt notice shall constitute a defense (in whole or in part) to any claim by the Indemnified Person against the Indemnitor for indemnification only to the extent that such failure shall have caused or materially increased such liability or materially and adversely affected the ability of the Indemnitor to defend against or reduce its liability.

     (c) The Indemnitor shall accept or reject any claim as to which a Notice of Claim is sent by the Indemnified Person by giving written notice of such acceptance or rejection (the "Indemnitor Notice") to the Indemnified Person within thirty (30) days after the date of receipt of the Notice of Claim. Failure of the Indemnitor to reject a claim within thirty (30) days of receipt of the Notice of Claim shall be conclusive evidence of the Indemnitor's acceptance of its responsibility to indemnify the Indemnified Person against such Damages in respect of the claim.

     (d) If the Indemnitor elects to reject the claim, the Indemnitor Notice shall set forth a brief description of the nature of the basis for the rejection of such claim, without limiting Indemnitor's rights to identify further bases for rejecting such claim in the future.

     (e) If the Indemnitor elects to accept the claim or if the Indemnitor and the Indemnified Person should otherwise agree on the resolution of the claim, a memorandum setting forth such agreement shall be prepared and signed by both parties.

     (f) The Parties agree that any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by arbitration in accordance with the National Rules of the American Arbitration Association (the "AAA") in Baltimore, Maryland. Each Party shall appoint an arbitrator who has expertise in the interpretation of commercial contracts and these two arbitrators shall select a third neutral arbitrator from the AAA's commercial panel who also shall have expertise in the interpretation of commercial contracts. In reaching their decision, the arbitrators shall have no authority to change or modify any provision of this Agreement. Such arbitrators shall act as the administrators and exclusive arbitrators with respect to all claims. Each Party shall be responsible for its costs and the costs of its selected arbitrator, and the costs of the AAA and the third arbitrator shall be split evenly between Seller, on the one hand, and Buyer, on the other hand unless the arbitrator determines otherwise. The decision of the arbitrators as to the validity of the claim and amount of Damages in respect to such claim shall be binding and conclusive upon the Parties and may be entered in any court having jurisdiction thereover, and if applicable, shall be provided to the Escrow Agent for purposes of the Escrow Agreement.

     8.4  THIRD-PARTY CLAIMS.

     In addition to any other procedural requirements set forth in Section 8.3, if the Buyer becomes aware of a third-party claim, Buyer shall promptly notify the Seller of such claim, and the Seller shall be entitled, at their expense, to participate in any defense of such claim. Buyer shall have the right to settle any such claim only with the prior written consent of the Seller, which consent shall not be unreasonably withheld. For purposes of the preceding sentence, it shall be reasonable for the Seller to withhold such consent if the terms of any such settlement do not include the full release of Seller with respect to such claim. Following notice of any claim, Buyer shall notify the Seller of any discussions, negotiations or other material developments affecting such claim and, to the extent commercially reasonable, permit the Seller to participate in any such discussions or negotiations.

                                   ARTICLE IX
                                 MISCELLANEOUS

     9.1  CERTAIN DEFINITIONS.

     For purposes of this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or business prospects of such entity or group of entities. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that, either individually or in the aggregate, is materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations or business prospects of such entity. In this Agreement, any reference to a Party's knowledge means such Party's actual knowledge after reasonable inquiry of officers, directors and other employees of such Party reasonably likely to have knowledge of such matters.

     9.2  NO THIRD PARTY BENEFICIARIES.

     This Agreement shall not confer any rights or remedies upon any person other than the Parties, and their respective successors and permitted assigns.

     9.3  ENTIRE AGREEMENT; INCORPORATION OF SCHEDULES AND OTHER AGREEMENTS.

     This Agreement, the Disclosure Letter, the documents, instruments and other agreements among the Parties specifically identified in this Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof. The Disclosure Letter and the documents, instruments and other agreements among the Parties specifically identified in this Agreement are incorporated herein by reference and made a part hereof.

     9.4  SUCCESSION.

     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. Seller may not assign its rights or obligations hereunder.

     9.5  COUNTERPARTS.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     9.6  HEADINGS.

     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.7  NOTICES.

     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service or sent via facsimile (with acknowledgment of complete transmission) with a confirmation copy by registered or certified mail, in each case to the intended recipient as set forth below:

     If to Buyer (or the Company after Closing):

          Sequoia Software Corporation
          5457 Twin Knolls Road
          Suite 201
          Columbia, Maryland  21045
          Attn:  Richard C.  Faint, Chief Executive Officer

     Copy to:

          Piper & Marbury L.L.P.
          36 South Charles Street
          Baltimore, Maryland 21201
          Attn:  Richard C. Tilghman, Jr., Esq.
                 Keli B. Isaacson, Esq.
          Fax No.:  410/576-1763

     If to the Seller or Fleischer:

          Radian, Inc.
          5845 Richmond Highway
          Alexandria, Virginia 22303
          Fax No.: 703-329-9510
          Attn:  Timothy B. Fleischer

     If to Tighe:

         Kenneth E. Tighe
         6318 Newburn Drive
         Bethesda, Maryland  20816

     Copy to:

          Verner, Liipfert, Bernhard, McPherson & Hand, Chartered
          901 15th Street, N.W.
          Washington, D.C.  20005-2301
          Attn:  Gene Schleppenbach, Esquire
          Fax No.:  202/371-6279

     Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.8  GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Maryland.

     9.9  AMENDMENTS AND WAIVERS.

     The Parties may mutually amend any provision of this Agreement at any time prior to the Closing Date. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, breach of such warranty or covenant.

     9.10 SEVERABILITY.

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed, provided that this Agreement shall not then substantially deprive either Party of the bargained-for performance of the other Party.

     9.11 OTHER REMEDIES.

     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.12 SPECIFIC PERFORMANCE.

     The Parties acknowledge and agree that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the Parties hereunder shall be specifically enforced in accordance with the terms of this Agreement. The prevailing party in any such action shall be entitled to recover from the other party its attorneys' fees, costs and expenses incurred in connection with regard to such action.

     9.13 CONSTRUCTION.

     The Parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                      [Signatures begin on following page]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                         SEQUOIA SOFTWARE CORPORATION

                         By: /s/  RICHARD C.  FAINT
                            -----------------------------------------------
                            Richard C.  Faint, Jr., Chief Executive Officer

                         RADIAN SYSTEMS, INC.



                         By: /s/ KENNETH E.  TIGHE
                            -----------------------------------------------
                         Name: Kenneth E.  Tighe, President

                         SELLER

                         RADIAN, INC.



                         By: /s/ TIMOTHY B.  FLEISCHER
                            -----------------------------------------------
                         Name: Timothy B.  Fleischer, President



                         SELLING STOCKHOLDERS


                         /s/ TIMOTHY B.  FLEISCHER
                         --------------------------------------------------
                         Timothy B. Fleischer


                         /s/ KENNETH E. TIGHE
                         --------------------------------------------------
                         Kenneth E. Tighe

                         MARTIN
                         [Solely for purposes of Section 2.4 hereof]


                         /s/ STEPHEN F. MARTIN
                         --------------------------------------------------
                         Stephen F. Martin

---------------------------------------
(Footnote continued from previous page)

                                      -41-